EXHIBIT 21.1

SUBSIDIARIES OF GC CHINA TURBINE CORP.

Name	Country of Incorporation

Luckcharm Holdings Limited	Hong Kong
Wuhan Guoce Nordic New Energy Co., Ltd	People’s Republic of China